Exhibit 99.1

Contact:	FOR RELEASE:
Tyler H. Rose	January 13, 2011

Executive Vice President

and Chief Financial Officer

(310) 481-8484

or

Michelle Ngo

Vice President

and Treasurer

(310) 481-8581

KILROY REALTY ANNOUNCES CLOSING OF

$135.0 MILLION MORTGAGE LOAN AT A RATE OF 4.27%

LOS ANGELES, January 13, 2011 – Kilroy Realty Corporation (NYSE: KRC) today announced that it has obtained a seven year, non-recourse mortgage for $135,000,000 bearing interest at a rate of 4.27%. The mortgage matures on February 1, 2018 and is secured by one property in San Francisco. The company intends to use proceeds from the loan to pay down borrowings on its credit facility.

Some of the information presented in this release is forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Kilroy Realty Corporation believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from Kilroy Realty’s expectations are set forth as risk factors in the company’s Securities and Exchange Commission reports and filings. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; Kilroy Realty’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs, including utility costs; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; its ability to complete current and future development projects on schedule and on budget; the demand for office space in markets in which Kilroy Realty has a presence; and risks detailed from time to time in the company’s SEC reports, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Many of these factors are beyond Kilroy Realty’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, Kilroy Realty claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Kilroy Realty Corporation, a member of the S&P Small Cap 600 Index, is a real estate investment trust active in the premier office and industrial submarkets along the West Coast. For over 60 years, the company has owned, developed, acquired and managed real estate assets primarily in the coastal regions of Los Angeles, Orange County, San Diego, greater Seattle and the San Francisco Bay Area. At September 30, 2010, the company owned 9.8 million rentable square feet of commercial office space and 3.7 million rentable square feet of industrial space. More information is available at www.kilroyrealty.com.

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